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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
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                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
                                              Statement                     Trading Symbol                       of Original
     Dixon       Donald        R.             (Month/Day/Year)                                                   (Month/Day/Year)
----------------------------------------                                    Pegasus Systems, Inc. (PEGS)
     (Last)     (First)     (Middle)           August 6, 1997            --------------------------------     7. Individual or
                                           ----------------------------  5. Relationship of Reporting            Joint/Group Filing
     2480 Sand Hill Rd., Suite 100         3. IRS or Social Security          Person to Issuer                   (check applicable
----------------------------------------      Number of Reporting           (Check all applicable)               box)
             (Street)                         Person (Voluntary)           X   Director          10% Owner       [ ] Form filed by
                                              ###-##-####                -----            -----                      One Reporting
    Menlo Park,      CA        94025       ----------------------------        Officer           Other (specify      Person
--------------------------------------                                   -----            -----        below)    [ ] Form filed by
      (City)      (State)      (Zip)                                     (give title below)                          More than One
                                                                                                                     Reporting
                                                                         ---------------------------                 Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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  Common Stock                                   1,496,693                       I                          By Information
                                                                                                            Associates, LP (1)
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  Common Stock                                      41,769                       I                          By Information
                                                                                                            Associates, LP (1)
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(1) Mr. Dixon is a member of Trident Capital Management, L.L.C., which is general partner of these two partnerships. Mr. Dixon disclaims beneficial ownership of all shares in which he does not have an actual pecuniary interest.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Stock Options                    N/A       N/A              N/A          N/A          N/A           N/A         N/A
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Explanation of Responses:
                                                                                      /s/ Donald R. Dixon               8/14/97
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                           SEC 1473 (7/96)



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